SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): June 4, 2007

BRAVO! BRANDS INC.
(Exact name of registrant as specified in its amended charter)

Delaware	0-20539	62-1681831
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

11300 US Highway 1, Suite 400
North Palm Beach, Florida 33408 USA
(Address of principal executive offices)

(561) 625-1411
Registrant's telephone number

(Former name or former address if changed since last report)

Item 5.01

Director Resignation

On June 4, 2007, the Company’s Board of Directors accepted Mr. Roy G. Warren’s resignation as a director of the Company’s Board of Directors. Mr. Warren’s resignation was effective immediately. Mr. Warren, who served as a director of the Company since 1997, resigned to avoid a potential conflict between his planned future activities and his position as a director of the Company. On May 21, 2007, Mr. Warren informed the Company’s Board of Directors that he was forming an organization with the intention to develop and sell branded beverages. Mr. Warren further informed the Board that, to the extent that his future efforts may include milk and milk-based beverages, his organization would be competitive with the Company’s business.

New Officers

On June 6, 2007, the Board of Directors, by unanimous consent in lieu of a special meeting, took the following actions:

•  Restated the action taken by the directors at an Executive Session of a Special Meeting of the Board of Directors held on April 30, 2007, to elect Benjamin Patipa President of the Corporation, pursuant to Article IV, Section 402 of the Restated Bylaws of the Corporation, to hold such office until his successor has been elected and qualified or otherwise as provided in Section 4.02.

Dr. Patipa is a pediatrician with over fifteen years of experience in directing operations, marketing, sales and facilitating growth in both public and private companies. In 1987, Dr. Patipa founded and served as the chairman and CEO of Weight For Me, Inc., a company that developed a proprietary program which pioneered the delivery of weight control and nutrition services to the over 12 million obese children and adolescents in America. Dr. Patipa also served at HEARx Ltd. as a member of the Executive Operating Committee and Sonus USA, Inc., where he led the company’s franchise licensing and buying group business in the Southeast United States. Most recently, Dr. Patipa served as Senior Vice President and Operational Head of eHDL/HealthNet Data Link, Inc., a national electronic healthcare information company. Dr. Patipa has been the Company’s Chief Operating Officer since 2004.

•  Restated the action taken by the directors at an Executive Session of a Special Meeting of the Board of Directors held on January 17, 2007, to elect Jeffrey Kaplan Executive Vice President of the Corporation, pursuant to Article IV, Section 402 of the Restated Bylaws of the Corporation, to hold office until his successor has been elected and qualified or otherwise as provided in Section 4.02, to be effective February 1, 2007.

Mr. Kaplan joined the Company in October 2005 as Chief Financial Officer. Mr. Kaplan served as Executive Vice President and Chief Financial Officer of BIB Holdings, Ltd. and then its private company spin-off, Elk Canyon Ltd., designers of jeanswear and loungewear, from October 2003 to September 2005. He served as Executive Vice President of Business Affairs of Viewpoint Corporation, a graphics software company, from November 2001 to September 2003 and its Executive Vice President and Chief Financial Officer from February 2001 to October 2001. Mr. Kaplan served as Executive Vice President and Chief Financial Officer of Rare Medium Group Inc., an IT professional services company, from October 1999 to February 2001.

•  Elected Roy D. Toulan, Jr. Senior Vice President of the Corporation Pursuant to Article IV, Section 402 of the Restated Bylaws of the Corporation, to hold office until his successor has been elected and qualified or otherwise as provided in Section 4.02.

Mr. Toulan became General Counsel for the Company in October 2002, when he left his private legal practice in Boston, and Vice President, Secretary in January 2003. Before joining the Company full time, Mr. Toulan spent the last 18 years of his private practice in Boston, Massachusetts, engaged in general corporate and securities law helping companies with corporate structure and funding, both domestically and internationally. Mr. Toulan also serves as a director of the Company’s wholly owned U.K. subsidiary, Bravo! Brands (UK) Ltd.

Item 8.01

On June 4, 2007, the Company’s Board of Directors adopted a resolution to amend Article III, Section 3.02 of the Company’s Restated Bylaws to include the following provision:

“Directors of the Corporation shall have the affirmative fiduciary duty of due care and duty of loyalty to the Corporation, and shall not engage in any activities that are in conflict with, or may have the potential to constitute a conflict with, that affirmative fiduciary duty. If any existing director or nominee fails to meet this affirmative fiduciary duty standard or engages in any activities that are in conflict with, or may have the potential to constitute a conflict with, that affirmative fiduciary duty, such existing director or nominee shall be disqualified from serving on or being elected to the Board of Directors of the Corporation.”

Item 9.01

Exhibits

None

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo! Brand Inc.

Date: June 6, 2007	By:
Roy D. Toulan, Jr.
Senior Vice President, General Counsel